                 SIZZLER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  EXHIBIT 11
                                  ----------

                       COMPUTATION OF EARNINGS PER SHARE
               FOR THE YEARS ENDED APRIL 30, 1996, 1995 AND 1994
               -------------------------------------------------

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


Net income (loss) per common and common equivalent share is based upon the weighted average number of shares outstanding. The primary per share computation and the fully diluted per share computation were approximately equal. The weighted average number of shares used in the computation of net income (loss) per common equivalent share is as follows:


                                                            1996                              1995                             1994
                                 --------------------------------------------------------------------------------------------------
Weighted average number of                                27,773                            28,263                           29,071
 outstanding common shares

Common share equivalents                                       -                                 9                                -
                                 --------------------------------------------------------------------------------------------------

Primary shares                                            27,773                            28,272                           29,071

Additional shares                                              -                                 1                                -
                                 --------------------------------------------------------------------------------------------------

Fully diluted shares                                      27,773                            28,273                           29,071
                                 ==================================================================================================

Net income (loss)                                       (138,458)                            6,695                          (94,893)
                                 ==================================================================================================

Net income (loss) per common
 and common equivalent share                               (4.99)                             0.24                            (3.26)
                                 ==================================================================================================
Net income (loss) per common
 share, assuming full
 dilution                                                  (4.99)                             0.24                            (3.26)
                                 ==================================================================================================

(a) No recognition has been given to common stock equivalents as they are anti-dilutive.

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